- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                     XXXXX
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                              COBANCORP INC.
                                            124 MIDDLE AVENUE
                                         ELYRIA, OHIO 44035-5631
                                          PHONE: (216) 329-8000
                                            OR: (800) 522-3034

TO OUR SHAREHOLDERS:

    On behalf of the Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders of CoBancorp Inc. (the "Corporation") to be held at the Lorain County Community College, Classroom Conferencing Center, 1005 North Abbe Road, Elyria, Ohio 44035, on Wednesday, May 8, 1996 at 11:00 a.m.

    The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

    In addition to the specific matters to be acted upon, there will be a report on the operations of the Corporation and its wholly-owned subsidiary, PREMIERBank & Trust. Directors and officers of the Corporation will be present to respond to questions that shareholders may have.

    It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to mark, sign, date and promptly return the enclosed proxy in the envelope provided.

Very truly yours,



John S. Kreighbaum
Chairman, President and
Chief Executive Officer



Timothy W. Esson
Executive Vice President

Elyria, Ohio
April 8, 1996

To the Shareholders of
CoBancorp Inc.

    Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of CoBancorp Inc. (the "Corporation") will be convened at the Lorain County Community College, Classroom Conferencing Center, 1005 North Abbe Road, Elyria, Ohio 44035, on Wednesday, May 8, 1996 at 11:00 a.m., for the following purposes:

    1. To elect five (5) Class III directors to a three-year term, expiring at the annual meeting in 1999, or until their successors are elected and qualified.

    2. To ratify the appointment of the firm of Ernst & Young LLP to serve as independent auditors for the Corporation for the year 1996.

    3. If properly brought before the Annual Meeting, to consider and vote upon the shareholder proposal having to do with the 1992 Long-Term Incentive Plan.

    4. To act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

    Shareholders of record at the close of business on April 5, 1996, are the only shareholders entitled to notice of and to vote at the Annual Meeting.

    IMPORTANT: WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ARE PRESENT AT THE ANNUAL MEETING.

                               COBANCORP INC.
                               By order of the Board of Directors

                               By:


                               Lois E. Gunning
                               Corporate Secretary
Elyria, Ohio
April 8, 1996

                                 COBANCORP INC.
                                124 MIDDLE AVENUE
                             ELYRIA, OHIO 44035-5631

                                 PROXY STATEMENT

                     INFORMATION CONCERNING THE SOLICITATION

    This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Shareholders' Meeting (the "Annual Meeting") of CoBancorp Inc. to be held on May 8, 1996, and any adjournments thereof. CoBancorp Inc. (hereinafter called the "Corporation") is a one-bank holding company owning all of the stock of PREMIERBank & Trust (hereinafter called the "Bank").

    The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Corporation. Whether or not you are able to attend in person, it is important that your stock be represented at the Annual Meeting. To make sure your shares are represented at the Annual Meeting, please vote on each matter specified on the enclosed proxy card and return it dated and signed in the enclosed prepaid envelope. The presence of a majority of the outstanding shares of the Corporation's Common Stock in person or by proxy is necessary to constitute a quorum of shareholders for all matters to be considered at the Annual Meeting, other than the election of Directors. The Corporation's Code of Regulations provides that shareholders present at a meeting for election of directors constitute a quorum.

    The cost of preparing, assembling and mailing the proxy material will be borne by the Corporation. The Corporation does not intend to solicit proxies otherwise than by use of the mails, but certain officers and regular employees of the Corporation, or its subsidiary, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The proxy materials are being mailed to shareholders on or before April 10, 1996.

    Unless revoked, the shares represented by proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked by (i) filing written notice thereof with the Secretary of the Corporation at the address above; (ii) submitting a duly executed proxy bearing a later date; or
(iii) appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person. However, your mere presence at the Annual Meeting will not operate to revoke your proxy.

    The enclosed proxy solicited hereby, if properly signed and returned to the Corporation and not revoked prior to its use, will be voted in accordance with the instructions contained therein. IF NO CONTRARY INSTRUCTIONS ARE GIVEN, EACH PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2, AND "AGAINST" PROPOSAL 3 AS SET FORTH HEREIN.

    For the election of directors, a plurality of the votes cast shall be sufficient to elect directors. For the ratification of external auditors and the shareholder proposal, the affirmative vote of a majority of the shares represented and voting at the meeting is required. Broker non-votes have no effect on the vote for the election of directors.

    For all proposals other than the election of directors, proxies marked as abstaining will be treated as present at the Annual Meeting, but will not be counted as voting in favor of such proposals. Accordingly, abstentions as to these proposals will have the same effect as votes against adoption of these proposals. Proxies returned by brokers as "non-votes" on behalf of shares held in street name will also have the same effect as votes against the proposals other than the election of directors.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

    Shareholder proposals must be received at the Corporation's Main Office, 124 Middle Avenue, Elyria, Ohio 44035-5631, on or before November 29, 1996, to be eligible for presentation at the 1997 Annual Meeting of Shareholders.

                          OUTSTANDING VOTING SECURITIES

    Only shareholders of record at the close of business on April 5, 1996, are entitled to vote at the Annual Meeting. On that day there were issued and outstanding 3,447,160 shares of common stock. Each share of common stock is entitled to one vote. In the event that there are not sufficient votes for a quorum or to approve any proposal at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

    The Bank will not vote shares of CoBancorp Inc. stock held by it in any fiduciary capacity unless so directed by the principal involved.

                              BENEFICIAL OWNERSHIP

    Persons and groups owning in excess of 5 percent of the Corporation's stock are required to file certain reports regarding such ownership with the Corporation and the Securities and Exchange Commission (the "SEC"). A person who has or shares voting or investment power, or who has the right to acquire ownership at any time within 60 days, is considered the beneficial owner of the Corporation's stock.

    Listed in the following table are those, as of January 31, 1996, who are known to the Corporation to be the beneficial owners of more than five percent (5%) of the Corporation's outstanding common stock, no par value per share, and the number of shares owned by directors and executive officers as a group. The stock ownership of each director is set forth under the caption "Election of Directors."

      Name and Address of                               Amount and Nature of
      Beneficial Owner                                  Beneficial Ownership              Percent of Class
- ------------------------------------------------------------------------------------------------------------

         PREMIERBank & Trust
         as Trustee
         CoBancorp Inc. Employee
         Stock Ownership Plan (ESOP)
         124 Middle Avenue
         Elyria, Ohio  44035                                245,061 shares                      7.11%

         All directors and executive
         officers as a group
         (16 people)                                        256,743 shares (1)                  7.45%

(1) Includes allocated vested shares held in Employee Stock Ownership Plan
    (ESOP) and 91,444 under option which are exercisable within 60 days.

                              ELECTION OF DIRECTORS

                        PROPOSAL 1: ELECTION OF DIRECTORS

    The five (5) directors of CoBancorp Inc. in Class III will be reelected at the Annual Meeting, each for a term which will expire at the Annual Meeting in 1999. Each director elected will continue in office until a successor has been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and for a substitute nominee recommended by the Board of Directors.

    The names of the nominees for directors of the Corporation and the continuing directors are listed in the following table.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE.


                                                                                               Percentage of
                                                                        Shares of Stock        Common
Name and Principal                                   CoBancorp Inc.     Beneficially           Stock
Occupation for the                                   Director           Owned as of            (no par value)
Past Five Years (1)                          Age     Since              January 31, 1996       Outstanding
- ----------------------------------------------------------------------------------------------------------------

CLASS III
Nominees for Terms Ending in 1999

Maureen M. Cromling                          47             1992             1,026                      (8)
President and
Chief Executive Officer
Ross Environmental Services, Inc.

Timothy W. Esson                             46             1996            31,925  (2)(4)              (8)
Executive Vice President
CoBancorp Inc.
President
PREMIERBank & Trust

Thomas E. Haywood                            46             1993               366                      (8)
President and                                                                  118  (5)
Chief Executive Officer
Brandau Jewelers, Inc.

Larry D. Jones                               46             1993               385                      (8)
President and                                                                  189  (6)
Chief Executive Officer
Erie Shores Computer, Inc.

                                                                                               Percentage of
                                                                        Shares of Stock        Common
Name and Principal                                   CoBancorp Inc.     Beneficially           Stock
Occupation for the                                   Director           Owned as of            (no par value)
Past Five Years (1)                          Age     Since              January 31, 1996       Outstanding
- ----------------------------------------------------------------------------------------------------------------

A. E. Szambecki                              48            1992                801                      (8)
President and                                                                2,599  (6)
Chief Executive Officer                                                      1,092  (5)
Hallrich, Inc.
(Pizza Hut restaurants)

CLASS I
Continuing Directors Whose Terms End in 1997

Theodore S. Altfeld                          52            1988              9,044                      (8)
Vice President                                                               5,148  (3)
EBM Group Corp.
(industrial supplies, steel
service center and scrap
recycling)

Robert S. Cook                               61            1984             50,487               1.46%
Executive Vice President
R. W. Beckett Corporation
(manufacturer of oil burners)

Michael B. Duffin                            47            1984              4,715                      (8)
President                                                                      797  (3)
Duffin Manufacturing Company
(manufacturer of screw machine
products)

Thomas R. Miklich                            48            1996                100                      (8)
Chief Financial Officer
Invacare Corporation
(manufacturer of durable medical
equipment)

                                                                                               Percentage of
                                                                        Shares of Stock        Common
Name and Principal                                   CoBancorp Inc.     Beneficially           Stock
Occupation for the                                   Director           Owned as of            (no par value)
Past Five Years (1)                          Age     Since              January 31, 1996       Outstanding
- ----------------------------------------------------------------------------------------------------------------

CLASS II
Continuing Directors Whose Terms End in 1998

Garis F. Distelhorst                         54            1988              5,347                      (8)
President                                                                    2,431  (5)
NACSCORP, Inc.
(Higher education book
and software distribution)

John S. Kreighbaum                           49            1991             40,425  (2)(4)       2.30%
Chairman, President and                                                     38,782  (3)
Chief Executive Officer                                                         35  (7)
CoBancorp Inc.
Chairman and Chief
Executive Officer
PREMIERBank & Trust

Richard J. Stewart                           67            1989             12,466                      (8)
Chairman                                                                     1,343  (3)
Stewart Appliances, Inc.

Richard A. Van Auken                         61            1991              8,674                      (8)
President and
Chief Executive Officer
Jennings and Churella
Construction Company

(1) Mr. Kreighbaum was advanced to Chairman, President and Chief Executive Officer of the Corporation and Chairman and Chief Executive Officer of the Bank, while Mr. Esson was elected President of the Bank. There has been no other change in principal occupation or employment during the past five years.
(2)    Includes shares owned directly and options which are exercisable.
(3)    Owned by spouse.
(4)    Includes allocated vested shares held in Employee Stock Ownership Plan
       (ESOP).
(5)    Held as custodian for minor child(ren).
(6)    Joint tenant with spouse.
(7)    Owned by child(ren).
(8)    Less than 1%.

                                 DIRECTORS' FEES

    During 1995, no salaries or fees were paid by CoBancorp Inc. to its directors or executive officers. All of the directors and executive officers of the Corporation are also directors and officers of the Bank. Directors of the Bank received $400 for each board meeting attended. Non-officer directors of the Bank received $200 for each committee meeting attended.

           COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

    The Board of Directors, which is responsible for the overall affairs of the Corporation, conducts its business through meetings of the Board. The Corporation's Board of Directors met thirteen times during fiscal year 1995. The Corporation has no committees other than the committee that administers the Corporation's Long-Term Incentive Plan. Members of this committee were Robert S. Cook, Michael B. Duffin and Richard A. Van Auken.

    The Board of Directors of the Bank met thirteen times for regularly scheduled meetings. The Board of Directors of the Bank has Audit, Board Affairs, CRA, Facilities, Investment, Loan, Nominating, Salary and Benefits, and Trust Committees.

    The Audit Committee met four times during the last fiscal year with the Bank's and Corporation's independent auditors, Ernst & Young LLP, to review the previous fiscal year, scope of the audit and any additional items of importance such as internal accounting procedures and controls. Members of the Audit Committee were Michael B. Duffin, Chairperson, Thomas E. Haywood, Sharon L. Herzer and Thomas R. Miklich.

    The CRA Committee met five times during 1995. This committee monitors and coordinates the Bank's efforts to determine the community's banking needs, develop products and services which meet those identified needs, market products and services developed and ensure all individuals and segments of the community are served in a non-discriminatory manner. Members of the committee were Larry
D. Jones, Chairperson, Theodore S. Altfeld, Robert T. Bowman, Michael B. Duffin and John S. Kreighbaum.

    The Facilities Committee met six times in 1995. This committee is responsible for long-range planning for the development of the physical properties of the Corporation and the Bank. Members of this committee were Maureen M. Cromling, Chairperson, Robert T. Bowman, Sharon L. Herzer, John S. Kreighbaum, A.E. Szambecki, Richard A. Van Auken and Jerry M. Wolf.

    The Investment Committee met once during the year. This committee is responsible for reviewing investment activity of the Bank. Members of this committee were Thomas R. Miklich, Chairperson, Timothy W. Esson, John S. Kreighbaum and Sharon L. Herzer.

    The Loan Committee met twelve times during the last fiscal year to consider credit commitments and review the quality of the loan portfolio. Members of the Loan Committee were Theodore S. Altfeld, Chairperson, Robert T. Bowman, Robert
S. Cook, Maureen M. Cromling, Michael B. Duffin, John S. Kreighbaum and Richard
A. Van Auken. Alternate committee members were Sharon L. Herzer, Larry D. Jones and Richard J. Stewart.

    The Salary and Benefits Committee met twice during the last fiscal year. This committee recommends the basic wage and salary administration of the Bank and reviews compensation arrangements and benefits for all officers of the Bank. Committee members were Garis F. Distelhorst, Chairperson, Robert S. Cook, Thomas
R. Miklich and Jerry M. Wolf.

    The Trust Committee met twelve times during 1995. This committee provides guidance in such matters as trust investment practices and appropriate fee structure. Members of the Trust Committee are Richard J. Stewart, Chairperson, Robert T. Bowman and Sharon L. Herzer.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, certain Executive Officers during each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term
                                                                                   Compensation       All Other
                                                      Annual Compensation             Awards        Compensation
                                                      -------------------         ---------------  -------------
                                                                                    Securities
     Name and Principal                                                             Underlying
          Position                  Year          Salary ($)        Bonus ($)       Options (#)         ($)
 --------------------------         ----          ----------        ---------     ---------------  -------------

    John S. Kreighbaum              1995           200,004           60,000               0        19,710 (1)(4)
      Chairman, President           1994           182,016           48,500               0        16,173 (1)(4)
      and Chief Executive           1993           175,000           75,000               0        18,638 (1)
      Officer                                                                                             (2)(4)

    Timothy W. Esson                1995           110,256           45,500               0         6,836 (1)
      Executive Vice                1994           106,008           34,506          11,466 (3)     6,215 (1)
      President                     1993            90,000           25,000               0         5,649 (1)

    James R. Bryden                 1995            94,008           38,200               0         8,081 (1)
       Regional President/          1994            82,000           12,013               0         7,346 (1)
       North Central District       1993            82,000           30,000               0         6,679 (1)

    Robert J. Scott                 1995            98,808           20,000               0           736 (1)
       Senior Vice President        1994            95,004           16,000           6,665 (3)     3,718 (1)
       Director of Investment       1993            68,538           10,000               0         1,902 (1)
       Management and Trust
       Services

(1) As a result of the pension restatement, the Bank established an Executive Supplemental Income Plan (the "ESI" ) in 1985. All officers of the Bank are covered by the ESI. The ESI was established to bring officer retirement to a more realistic level of compensation. The cost is offset by proceeds from a life insurance contract of which the Bank is beneficiary.
(2)     Includes director's fees and split-dollar insurance.
(3)     Adjusted for a three percent stock dividend in 1995.
(4)     Includes director's fees.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                         Number of Unexercised
                                                           Options Securities
                                                          Underlying at Fiscal
                                                              Year-End (#)          Value of Unexercised
                                Shares Acquired on          Exercisable (E)/      In-the-Money Options at
           Name                    Exercise (#)            Unexercisable (U)        Fiscal Year-End ($)
- ---------------------------- -------------------------- ------------------------- -------------------------

John S. Kreighbaum                       0                   38,086 (E) (1)            $291,357 (3)

Timothy W. Esson                         0                   14,281 (E) (1)            $109,249 (3)
                                         0                   11,466 (E) (2)            $      0 (4)

James R. Bryden                          0                   14,281 (E) (1)            $109,249 (3)

Robert J. Scott                          0                    6,665 (E) (2)            $      0 (4)


(1)    Adjusted for a three percent stock dividend in 1995, four-for-three stock splits in 1994 and 1993, and a four percent stock dividend in 1992.
(2)    Adjusted for a three percent stock dividend in 1995.
(3)    Values are calculated by subtracting the exercise price from the fair market value of the stock as of year-end. The difference between the fair market value and the exercise price is $7.65.
(4)    Value is calculated by subtracting the exercise price from the fair market value of the stock as of year-end. The difference between the fair market value and the exercise price is a negative $2.59.

         SALARY AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Bank's compensation package for certain executive officers consists of base salary and discretionary performance bonuses. Amounts of compensation are determined by the Salary and Benefits Committee of the Board of Directors. The Committee is composed entirely of nonemployee directors who are "disinterested persons" under SEC regulations and who have no "interlocking" relationship with the Corporation. The Committee is of the belief that a strong link should exist between executive compensation and the value delivered to shareholders. This link should be seen as enhanced shareholder value and return as represented by positive return on assets (ROA) and return on equity (ROE) trends. Additionally, it is the Committee's belief that base salary should be carefully balanced with long- and short-range financial and nonfinancial objectives.

    Base Salary: Base salary levels are established by the Committee to be competitive in the market in order to attract and retain qualified executives.

    Long-Term Incentive Plan: The purpose of the Long-Term Incentive Plan is to enable the Corporation to attract and retain officers and key employees of the Corporation and any subsidiary and to provide such persons incentives and rewards for performance. The Plan is designed to encourage such persons to become owners of common stock of the Corporation to increase their interest in the Corporation's long-term success, to provide incentive equity opportunities that are competitive with other similarly situated corporations and to stimulate employees by recognizing their achievements. The Plan provides for grants of Incentive Stock Options, Nonqualified Stock Options, Performance Awards and Restricted Stock to selected employees.

    Management Incentive Compensation Plan: The Management Incentive Compensation Plan was adopted by the Board of Directors of the Corporation, effective January 1, 1994, and was designed to promote shareholder interests through the maximization of profitability of the Bank, consistent with the Bank's policies. Bank performance is measured in terms of return on assets
(ROA). The Management Incentive Compensation Plan provides cash incentives for those members of management who most directly affect the success and profitability of the Bank and who cause the Bank to attain and sustain high levels of performance based on safe and sound operating strategies.

    The 1995 compensation paid to the Chairman, President and Chief Executive Officer (Mr. John S. Kreighbaum) consisted of base salary and management incentive compensation as described above. There were no long-term incentives awarded him during the past three years. In reviewing Mr. Kreighbaum's performance as Chairman, President and Chief Executive Officer, the Salary and Benefits Committee favorably considered Mr. Kreighbaum's performance relative to a number of factors (without, however, assigning any specific weights to such factors) including but not limited to profitability, asset quality, earnings per share, expansion and strategic positioning. The Committee seeks to establish compensation for Mr. Kreighbaum at a level commensurate with the Bank's corporate performance, peer group competitors and the individual officer's performance.

    The following graphs highlight and/or statistically compare CoBancorp Inc. to other publicly traded financial institutions relative to key performance indicators, i.e., Return on Average Assets (ROA) and Return on Average Equity
(ROE), over the past five years and were used, among other measurements, by the committee in assessing executive compensation. Specific financial performance measurements are referenced in the Corporation's 1995 Annual Report to Shareholders.

The following graph illustrates the changes in Return on Equity (ROE).

                                 CoBancorp Inc.

                     PROFITABILITY: RETURN ON AVERAGE EQUITY

                        Latest 5 Years and Last 12 Months

                                [GRAPHIC OMITTED]



- --------------------------------------------------------------------------------
                            12/31/91   12/31/92   12/31/93   12/31/94   12/31/95
                            --------   --------   --------   --------   --------
COBI                           11.30      13.56      14.60      14.28      13.97
All Banks                      10.70      12.10      12.90      12.30      12.78
East Midwest                   12.40      12.90      13.50      12.70      12.83
$500-1000M                     10.80      12.20      12.30      13.00      12.96
- --------------------------------------------------------------------------------

    The following graph illustrates the changes in Return on Average Assets
(ROA).

                                 CoBancorp Inc.

                     PROFITABILITY: RETURN ON AVERAGE ASSETS

                        Latest 5 Years and Last 12 Months

                                [GRAPHIC OMITTED]



- --------------------------------------------------------------------------------
                         12/31/91   12/31/92   12/31/93   12/31/94   12/31/95
                         --------   --------   --------   --------   --------
COBI                         0.81       1.00       1.10       1.15       1.21
All Banks                    0.81       0.95       1.08       1.09       1.16
East Midwest                 1.00       1.08       1.16       1.14       1.18
$500-1000M                   0.85       1.02       1.12       1.18       1.21
- --------------------------------------------------------------------------------

                                [GRAPHIC OMITTED]


               NET INCOME FOR THE YEARS ENDED DECEMBER 31, 1989
                          THROUGH DECEMBER 31, 1995
- --------------------------------------------------------------------------------------------------------
               1989          1990          1991         1992          1993          1994         1995
               ----          ----          ----         ----          ----          ----         ----
Net
Income      $2,735,175    $1,832,892    $3,253,607   $4,377,796    $5,280,599    $5,685,696   $6,401,954
- --------------------------------------------------------------------------------------------------------



Salary and Benefits Committee

Garis F. Distelhorst, Chairperson                 Thomas R. Miklich, Member
Robert S. Cook, Member                            Jerry M. Wolf, Member

                                 COBANCORP INC.
                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
   COBANCORP INC., S&P 500 AND S&P BANKS COMPOSITE (WITH DIVIDENDS REINVESTED)


The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to CoBancorp Inc.'s shareholders during the five-year period ended December 31, 1995, as well as an overall stock market index (S&P
500) and CoBancorp Inc.'s peer group index (S&P Banks Composite).


                                [GRAPHIC OMITTED]


- --------------------------------------------------------------------------------------------------------
                                       1/1/91    12/31/91   12/31/92    12/31/93    12/31/94    12/31/95
                                       ------    --------   --------    --------    --------    --------
CoBancorp Inc.                           $100        $132       $167        $269        $297        $256
S&P 500                                  $100        $130       $140        $155        $157        $215
S&P Banks Composite                      $100        $163       $215        $237        $225        $359
- --------------------------------------------------------------------------------------------------------

The stock performance graph assumes $100 was invested on January 1, 1991.

                              EMPLOYMENT AGREEMENTS

    CoBancorp Inc. and PREMIERBank & Trust have separate employment agreements with each of Messrs. Kreighbaum and Esson for their employment.

    On November 16, 1990, the Corporation and the Bank entered into an employment agreement with Mr. John S. Kreighbaum. The employment agreement provides for a term of five years, commencing January 1, 1991. The agreement is automatically extended (absent Board objection) for an additional year commencing on January 1, 1994. The effect of this provision is that the contract will then have a three-year term. Under the terms of his employment agreement, Mr. Kreighbaum receives a base salary of $136,000 per year, subject to annual adjustment by the Board of Directors of the Bank. Additionally, in the event that (i) Mr. Kreighbaum is involuntarily terminated within two years following a change in control of the Corporation, (ii) Mr. Kreighbaum voluntarily terminates his employment for good reason within two years after a change in control of the Corporation or (iii) Mr. Kreighbaum is terminated for any reason other than cause, Mr. Kreighbaum will receive his base salary for the remaining term of the agreement.

    On December 31, 1993, the Corporation and the Bank entered into an employment agreement with Mr. Timothy W. Esson. The employment agreement provides for a term of two years, commencing December 31, 1993. The agreement is automatically extended (absent Board objection) for an additional year commencing on December 31, 1994. The effect of this provision is that the contract will then have a two-year term. Under the terms of his employment agreement, Mr. Esson receives a base salary of $106,000 per year, subject to annual adjustment by the Board of Directors of the Bank. Additionally, in the event that (i) Mr. Esson is involuntarily terminated within two years following a change in control of the Corporation, or (ii) Mr. Esson voluntarily terminates his employment for good reason within one year after a change in control of the Corporation, Mr. Esson will receive a payment equal to two years' base salary. In the event Mr. Esson is terminated for any reason other than cause, Mr. Esson will receive his base salary for the remaining term of the agreement.

                                  PENSION PLAN

    PREMIERBank & Trust's Pension Plan was amended and restated as of January 1, 1994 to comply with technical requirements of ERISA. The Plan is a trusteed noncontributory defined benefit pension plan covering all officers and employees who become eligible for entry in the plan upon the basis of age and one year of service. Retirement benefits under the provisions of the Bank's retirement plan are computed by a formula, the factors of which include compensation, years of service and the Social Security taxable wage base. Normal retirement is at 65 years of age and the plan provides for benefit payments for life in the amount of 37.5 percent of average monthly compensation reduced proportionately for less than 15 years of credited service plus 12.5 percent of such compensation in excess of the maximum average monthly wage, as defined for the Social Security taxable wage base, which is (reduced proportionately for less than 20 years of credited service) at normal retirement age.

    Assuming the employee selects the normal form of benefit payable, the following annual benefits are payable under the formula to an employee retiring at such date in specified average compensation and years of service classification:

                                                 Years of Credited Service
  Career Average              -------------------------------------------------------------
  Compensation (1)              10                20               30                35
 ------------------------------------------------------------------------------------------

$125,000                      37,450            59,275           59,275            59,275
 150,000                      45,263            71,775           71,775            71,775
 175,000                      45,263            71,775           71,775            71,775
 200,000                      64,617            96,925           96,925             9,925
 225,000                      72,950           109,425          109,425           109,425
 250,000                      72,950           114,845          114,845           114,845
 300,000                      75,563           114,845          114,845           114,845
 400,000                      75,563           114,845          114,845           114,845
 450,000                      75,563           114,845          114,845           114,845
 500,000                      75,563           114,845          114,845           114,845

(1) The average annual compensation includes the participant's salary and bonus. The years of credited service for individuals listed in the Summary Compensation Table are five years for John S. Kreighbaum, fifteen years for Timothy W. Esson, three years for Robert J. Scott and eight years for James
    R. Bryden.

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

    The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others.

                PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors has reappointed Ernst & Young LLP as independent accountants to audit the financial statements of the Bank and the Corporation and to report to the Ohio Superintendent of Banks and the Boards of Directors of the Bank and the Corporation as provided by Section 1115.12 of the Ohio Revised Code. One or more members of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if desired, and will be available to respond to questions. This appointment is presented to the shareholders for ratification. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

    RATIFICATION OF ERNST & YOUNG LLP AS THE CORPORATION'S INDEPENDENT AUDITORS REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND VOTING AT THE MEETING.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG AS THE CORPORATION'S INDEPENDENT AUDITORS.

                        PROPOSAL 3: SHAREHOLDER PROPOSAL

SHAREHOLDER PROPOSAL WITH RESPECT TO THE COMPANY'S 1992 LONG-TERM INCENTIVE PLAN

    A shareholder of the Company has given notice that he intends to present the following resolution at the Meeting. The name, address and number of shares held by the shareholder submitting such proposal will be furnished to any person upon request. Approval of the proposal will require the vote of a majority of shares represented in person or by proxy at the meeting. The proposal and supporting statement of the shareholder are as follows:

        "WHEREAS, the company has had in effect an executive stock-option plan since 1992 and the plan has proved to be detrimental to the company;
        RESOLVED that the shareholders request the Board of Directors to rescind the 1992 Long-Term Incentive Plan as it relates to any future executive, incentive grants under the Plan.

                              SUPPORTING STATEMENT

    The 1992 Long-Term Incentive Plan is detrimental to the interests of the company's shareholders. At least two studies have shown that long-term stock option programs inhibit the growth of a company's stock price and dividends. One study has found that the relationship between the number of long-term incentive plans in which the CEO participates and the company's ten-year total return to shareholders (counting stock price appreciation and dividends) is negative. For each long-term incentive plan in which the CEO participates, the company's ten-year, compounded annual return to shareholders is decreased by 1.43%. (In Search of Excess: The Overcompensation of American Executives, Graef S.
Crystal, 1991, p. 76.)

    In a broader study Rutgers University Professor Joseph Blasi, using data on 7,000 firms' ownership and performance in 1991, found no difference between companies where managers held 10% of the stock and those below that level. "There really isn't a magic compensation bullet as people would like us to believe," Mr. Blasi concludes. "It's very clear there's nothing here." (Wall Street Journal, "Labor Latter", March 23, 1993, p. A1.)

    The Long-Term Incentive Plan creates too much incentive. Such plans can incent excessive risk since plans generate tremendous reward for success but no penalty for failure. "No matter how many times I have touted them, negative bonuses -- the kind where the CEO writes a check to the company -- have just never caught on." (Crystal, p. 40.)

    The Long-Term Incentive Plan divides the company's employees into two classes without any evidence that such classification is valid. There is simply no evidence to suggest that the small group of bank employees at the vice-president level and above is more important as a group to the company's prosperity than all the other employees of the company as a group. Indeed, there is evidence to the contrary.

    Even if dividing the company into two classes of employees is a good idea, the 1992 Long-Term Incentive Plan does it in the wrong manner. The Plan gives huge rewards to participants for increases in stock price which may be due solely to factors totally beyond management's control such as a rapidly rising stock market or decreasing interest rates. "If you really mean to `incent' long-term behavior, then you must avoid the design of incentive plans that pay off big for what turns out to be normal cyclicality." (Crystal, p. 157.)

    Management has failed to supply any study indicating incentive plans such as the 1992 Long-Term Incentive Plan yield any long-term benefit to shareholders of companies with such plans."

THE DIRECTORS BELIEVE THAT THIS PROPOSAL WILL NOT SERVE THE BEST INTERESTS OF THE CORPORATION. THE DIRECTORS RECOMMEND A VOTE AGAINST THE ADOPTION OF PROPOSAL 3 FOR THE FOLLOWING REASONS:

    The Corporation thoroughly disagrees with the proponent's characterization of the plan and RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE PROPOSAL. In the Corporation's opinion, the proponent greatly exaggerates the degree of authoritative support for his belief, placing undue reliance upon generalizations and apparent philosophical differences regarding long-term compensation. Stock options have become a standard component of a competitive package of executive compensation. TODAY, APPROXIMATELY 82 PERCENT of America's publicly-held banking companies provide a stock option plans, according to SNL Securities, L.P., a Virginia-based provider of financial and other information concerning the financial institution industry.

    The proponent's assertion that the plan is detrimental to the interests of shareholders is, in the Corporation's view, contrary to reality and inconsistent with the conclusions of numerous independent and objective studies on the subject of stock-based incentive and compensation plans. While the proponent has not specifically endorsed the Corporation's 1992 Long-Term Incentive Plan, the proponent himself has endorsed the notion that stock-based compensation plans can be beneficial, stating in an August 9, 1993, letter to a member of the Corporation's Board of Directors that

    "it is not my position that stock-based compensation programs . . are not necessarily beneficial to the company having such a program. Without doubt, I believe these programs . . can be of benefit to all. This seems intuitively obvious . . ."

    Shareholders are also urged to consider, in addition to performance data referenced hereafter, stock performance over the past five years as compared with the previous five years. From year-end 1990 through year-end 1995, the market value of the CORPORATION'S STOCK MORE THAN DOUBLED or, specifically, reflecting growth of 125 percent for the period. This is compared to an increase of 58.8 percent for the five-year period from year-end 1985 through year-end 1990. Alternatively, it is significant to note that since adoption, four years ago, of the 1992 Long-Term Incentive Plan, share market price has INCREASED APPROXIMATELY 75 PERCENT contrasted to 35 percent for a four-year period ending December 31, 1991. This offers a contrast for periods during which awards of executive management were aligned with those of shareholders as a result of implementation of the 1992 Long-Term Incentive Plan as opposed to the earlier period in which there were no stock options and in which performance was not as favorable. During the same four-year periods, dividends per share GREW 142 PERCENT since implementation of the plan as contrasted to 26 percent for the preceding four-year period.

    The Corporation believes that in addition to the growth and appreciation of market value of stock, other key performance indicators are equally noteworthy and should be considered. Since year-end 1990, the Corporation's Return on Assets (ROA) has improved steadily to A RECORD SETTING 1.20 PERCENT at year-end 1995, an IMPROVEMENT OF 161 PERCENT; earnings-per-share have GROWN OVER 238 PERCENT; dividends paid have INCREASED BY 120 PERCENT; net income is UP 249 PERCENT and loan quality ratios reflect some of the BEST RESULTS OF THE CORPORATION'S PEER GROUP.

    The Board of Directors of the Corporation asks shareholders to focus upon the facts of the Corporation's performance, including earnings, stock value, dividends and loan quality, rather than the proponent's philosophical expressions and generalizations.

    The position of the proponent taken on this proposal was resoundingly rejected by shareholders at the 1992 meeting. Both the Board members and Management have attempted to address the proponent's concerns. Additionally, at the 1992 Annual Meeting, shareholders voted overwhelmingly to approve the 1992 Long-Term Incentive Plan. Only 5 percent of the shareholders represented at the 1992 meeting voted against adoption of the Plan.

    For all of the foregoing reasons, the Board of Directors recommends a vote AGAINST this proposal.

                                  OTHER MATTERS

    As of the date of this proxy statement, the Board of Directors is not informed of any matters, other than those stated above, that may be brought before the Annual Meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

COBANCORP INC.

By:



John S. Kreighbaum
Chairman, President and
Chief Executive Officer



Timothy W. Esson
Executive Vice President


Elyria, Ohio
April 8, 1996


/  X  /   PLEASE MARK VOTES                                          REVOCABLE PROXY
          AS IN THIS EXAMPLE                                         COBANCORP INC.
                                                                                                        FOR      AGAINST    ABSTAIN
        ANNUAL MEETING OF STOCKHOLDERS                             1. The election of (5) Class III   |     |    |     |    |     |
                  MAY 8, 1996                                         Directors (except as marked     |     |    |     |    |     |
                                                                      to the contrary below):
  The undersigned hereby appoints Robert T. Bowman, Maureen M.
  Crombling and Larry D. Jones as Proxies, each with the power        MAUREEN M. CROMLING, TIMOTHY W. ESSON, THOMAS E. HAYWOOD,
  to appoint his or her substitute, and hereby authorizes them        LARRY D. JONES, A. E. SZAMBECKI
  to represent and to vote as designated below, all the shares
  of stock of COBANCORP INC. held of record by the undersigned     INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
  on April 5, 1996, at the Annual Meeting of Shareholders to       INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT
  be held on May 8, 1996, or any adjournments thereof.             NOMINEE'S NAME IN THE SPACE PROVIDED.

                                                                   --------------------------------------------------------------
- --------------------------------------------------------------
|                                                            |                                          FOR      AGAINST    ABSTAIN
|                                                            |     2. To ratify the appointment of    |     |    |     |    |     |
|                                                            |        the firm of Ernst & Young LLP   |     |    |     |    |     |
|                                                            |        to serve as independent
|        LEAVE THIS AREA                                     |        auditors for the Corporation
|        BLANK FOR ADDRESS                                   |        for the year 1996.
|                                                            |
|                                                            |     3. To request that the Board of    |     |    |     |    |     |
|                                                            |        Directors rescind the 1992      |     |    |     |    |     |
|                                                            |        Long-Term Incentive Plan,
|                                                            |        insofar as future grants to
|                                                            |        executive officers are
|                                                            |        concerned. THE BOARD OF
|                                                            |        DIRECTORS RECOMMENDS A VOTE
|                                                            |        AGAINST THIS PROPOSAL.
|                                                            |
|                                                            |     4. To act upon such other matters  |     |    |     |    |     |
|                                                            |        as may properly come before     |     |    |     |    |     |
|                                                            |        the Annual Meeting or any
- --------------------------------------------------------------        adjournments thereof.
                                       -----------------------
   Please be sure to sign and date     | Date                |
    this Proxy in the box below.       |                     |        Please sign exactly as your
- -------------------------------------------------------------|     name appears on this card. When
|                                                            |     shares are held by joint tenants,
|                                                            |     both should sign. When signing as
|                                                            |     attorney, executor, administrator,
|                                                            |     trustee or guardian, please so
|                                                            |     indicate.
- ---Stockholder sign above-----Co-holder (if any) sign above---

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                                                          COBANCORP INC.
  ------------------------------------------------------------------------------------------------------------------------------
                                                        PLEASE ACT PROMPTLY
                                              SIGN, DATE & MAIL YOUR PROXY CARD TODAY
  ------------------------------------------------------------------------------------------------------------------------------
